Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the the Registration Statements on Form S‑3, (Nos. 333-183355 and 333-188677) and Form S-8, (Nos. 333-181165 and 333-191418) of Preferred Apartment Communities, Inc., of our report dated September 17, 2014, on our audit of the combined statements of revenues and certain expenses for the year ended December 31, 2013 of Estancia Dallas, LLC, Sandstone Overland Park, LLC, Stoneridge Nashville, LLC, and Vineyards Houston, LLC, which appears in the Current Report on Form 8-K/A of Preferred Communities, Inc., filed September 17, 2014.

/s/ CohnReznick LLP
Bethesda, MD
September 17, 2014